Exhibit 99.1

(1)         The private placement warrants (the “Warrants”), issued by Spartan Energy Acquisition Corp. (the “Issuer”) will become exercisable on the later of (i) 30 days after the completion of the Issuer’s initial business combination, and (ii) 12 months from the closing of the Issuer’s initial public offering, and will expire upon the earlier of (a) five years after the completion of the Issuer’s initial business combination, or (b) upon the liquidation of the Issuer.

(2)         The Warrants reported as beneficially owned are held of record by Spartan Energy Acquisition Sponsor LLC (“Spartan LLC”).  Gregory A. Beard and Geoffrey Strong are the managers of Spartan LLC.  Apollo Natural Resources Partners II, L.P. (“ANRP II”) is the sole member of Spartan LLC.  Apollo Commodities Management, L.P., with respect to Series IV thereof (“Commodities Management”), is the manager of ANRP II.  Apollo Commodities Management GP, LLC (“Commodities GP”) is the general partner of Commodities Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Commodities GP.  Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Mr. Rowan are the managers, as well as executive officers, of Management Holdings GP.  Each of Spartan LLC, ANRP II, Commodities Management, Commodities GP, Management Holdings and Management Holdings GP, and Messrs. Beard, Strong, Black, Harris and Rowan, disclaims beneficial ownership of the Warrants and any shares of the Issuer’s Class A common stock issuable upon exercise of the Warrants, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of Spartan LLC, ANRP II, Commodities Management, Commodities GP, Management Holding and Management Holdings GP, and Messrs. Beard, Strong, Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.